Exhibit 99.1

AÉROPOSTALE PROVIDES HOLIDAY SALES AND FOURTH QUARTER EARNINGS UPDATE

New York, New York - January 10, 2013 - Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced that total net sales for the nine-week period ended December 29, 2012 decreased 6% to $645.0 million, from $682.6 million for the nine-week period ended December 31, 2011.

Comparable sales, including the e-commerce channel, for the nine-week period ended December 29, 2012 decreased 8% compared to a 9% decrease last year. Comparable store sales, excluding the e-commerce channel, decreased 9%, compared to a 10% decrease last year.

Thomas P. Johnson, Chief Executive Officer, commented, “Following a strong Black Friday weekend, sales and traffic trends deteriorated significantly in December. From a merchandise perspective our core basics businesses, particularly graphics and fleece, remained challenged. We continue to manage our inventories carefully, and we will enter the spring season with fresh and updated assortments.”

Based on the lower than expected sales and margins for the quarter, the Company expects net earnings to be in the range of approximately $0.20 to $0.24 per diluted share, versus its previously issued guidance of approximately $0.36 to $0.41 per diluted share. The revised earnings guidance does not include the impact of any potential store asset impairment charges.

The Company expects to announce fourth quarter and fiscal 2012 earnings results on Thursday, March 14, 2013 at 4:15 PM (EST).

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 917 Aéropostale® stores in 50 states and Puerto Rico, 78 Aéropostale stores in Canada and 100 P.S. from Aéropostale® stores in 20 states. In addition, pursuant to various licensing agreements, our licensees currently operate 28 Aéropostale® and P.S. from Aéropostale® stores in the Middle East, Asia and Europe. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.